UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 20, 2007
Integrity Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33005	58-2508612
(State of	(Commission File No.)	(IRS Employer
Incorporation)		Identification No.)
11140 State Bridge Road, Alpharetta, Georgia 30022
(Address of Principal Executive Offices, including Zip Code)
(770) 777-0324
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. .
     On September 17, 2007, Integrity Bancshares, Inc. (the “Company”) announced that Patrick M. Frawley had been named as the Company’s President and Chief Executive Officer. On September 20, 2007 the Company’s Board of Directors approved a grant of options to acquire 400,000 shares of the Company’s common stock at a per share exercise price equal to $4.95, which was the closing price of the Company’s common stock on the date of grant. The options were granted pursuant to the Company’s 2007 Omnibus Stock Ownership and Long Term Incentive Plan. 60% of the options will become exercisable upon the execution of a formal written employment contract, which the parties are currently negotiating. The remaining 40% of the options will become exercisable according to the following schedule: 20% upon the first anniversary of the contract date and 20% upon the second anniversary of the contract date.

Item 8.01.	Other Events.
     On August 21, 2007 the Company announced that it had received a written Staff Determination Notice from the NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (the “10-Q”). As permitted under NASDAQ rules, the Company requested and was granted a hearing to appeal the determination. The Company subsequently filed the 10-Q on September 14, 2007 and therefore cured the delinquency that was cited in the NASDAQ letter. On September 20, 2007 the Company received a follow up letter from NASDAQ stating that “the filing delinquency of Integrity Bancshares, Inc. (the “Company”) has been cured and the hearing is therefore moot.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 25, 2007	INTEGRITY BANCSHARES, INC.

	By:	/s/ Suzanne Long

Suzanne Long SVP and Chief Financial Officer